                               BRUSH WELLMAN INC.
                             17876 St. Clair Avenue
                             Cleveland, Ohio 44110

                               ------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     The annual meeting of shareholders of Brush Wellman Inc. will be held at the Stouffer Tower City Plaza Hotel, 24 Public Square, Cleveland, Ohio on Tuesday, May 3, 1994 at 11:00 A.M. (Cleveland time), for the following purposes:

     (1) To elect four directors, each to serve for a term of three years and until a successor shall have been elected and qualified.

     (2) To ratify and approve the selection of Ernst & Young as independent auditors of the Company for the year 1994.

     (3) The transaction of such other business as may properly come before such meeting.

     The Board of Directors has fixed the close of business on March 8, 1994 as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting or any adjournment thereof.

                                            CLARK G. WAITE
                                            Secretary

March 11, 1994

                      IMPORTANT -- YOUR PROXY IS ENCLOSED

 PLEASE SIGN, DATE AND RETURN YOUR ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE.

                               BRUSH WELLMAN INC.
                             17876 St. Clair Avenue
                             Cleveland, Ohio 44110

                                PROXY STATEMENT

                                 MARCH 11, 1994

     This statement is furnished in connection with the solicitation by the Board of Directors of Brush Wellman Inc. (the "Company") of proxies to be used at the annual meeting of shareholders of the Company to be held on May 3, 1994. This statement and the related form of proxy are being sent to shareholders on or about the date of this statement.

     If the enclosed form of proxy is properly executed and returned, the shares represented by it will be voted at the meeting. The proxy may be revoked at any time prior to its exercise by giving notice to the Company in writing or in open meeting.

     As of March 8, 1994, the record date for the meeting, the Company had outstanding and entitled to vote 16,088,315 shares of Common Stock.

     Each outstanding share of Common Stock is entitled to one vote on each matter brought before the meeting. Under Ohio law shareholders have cumulative voting rights in the election of directors, provided not less than 48 hours notice in writing is given by any shareholder to the President, any Vice President or the Secretary of the Company that he desires that voting at such election be cumulative, and an announcement of the giving of such notice is made upon the convening of the meeting. When cumulative voting applies, each share has a number of votes equal to the number of directors to be elected, and a shareholder may give all of his votes to one nominee or divide his votes among as many nominees as he sees fit. Unless contrary instructions are received on proxies given to the Company, in the event that cumulative voting applies, all votes represented by such proxies will be divided evenly among the candidates nominated by the Board of Directors except that if voting in such manner would not be effective to elect all such nominees, such votes will be cumulated in the discretion of the Company so as to maximize the number of such nominees elected.

     At the annual meeting, the results of shareholder voting will be tabulated by the inspector of elections appointed for the annual meeting. Under Ohio law and the Company's Articles of Incorporation and Regulations, properly executed proxies that are marked "abstain" or are held in "street name" by brokers and not voted on one or more of the items (if otherwise voted on at least one item) will be counted for purposes of determining whether a quorum has been achieved at the annual meeting. Votes withheld in respect of Item 1 will not be counted in determining the election of Directors. Abstentions and broker non-votes in respect of Item 2 will not be considered as votes cast.

     In addition to the solicitation of proxies by the use of the mails, officers and other employees of the Company may solicit the return of proxies by personal interview, telephone and telecopy. Brokerage houses, banks and other custodians, nominees and fiduciaries will be requested to forward soliciting material to the beneficial owners of shares and will be reimbursed for their expenses. The costs of the solicitation of proxies will be borne by the Company.

                             ELECTION OF DIRECTORS

     At the present time it is intended that proxies will be voted for the election of Gordon D. Harnett, William P. Madar, Robert M. McInnes and Henry G. Piper as directors for a term of three years and until the election of their successors. Each of such nominees has been previously elected as a director by shareholder action.

     If any of these nominees should become unavailable, it is intended that the proxies will be voted as the Company shall determine. The Company has no reason to believe that any of the nominees will be unavailable. The four nominees receiving the greatest number of votes will be elected as directors of the Company.

     The following table sets forth information concerning the nominees and the directors whose terms of office will continue after the meeting:

      NOMINEES FOR TERMS ENDING IN 1997                       CURRENT EMPLOYMENT

- --------------------------------------------------------------------------------

GORDON D. HARNETT                                Chairman of the Board, President and Chief
  Director since 1991                            Executive Officer of the Company
Age -- 51

Mr. Harnett was elected Chairman of the Board, President and Chief Executive Officer of the Company effective January 1991. He had served as a Senior Vice President of The B. F. Goodrich Company from November 1988. He is a director of Essef Corporation and National City Bank, Cleveland.
- --------------------------------------------------------------------------------

WILLIAM P. MADAR                                 President and Chief Executive Officer,
  Director since 1988                            Nordson Corporation
  Member -- Audit Committee, Nominating          (industrial equipment manufacturer)
     Committee and Organization
     and Compensation Committee
Age -- 54

Mr. Madar has been President and Chief Executive Officer of Nordson Corporation during the past five years. He is a director of Lubrizol Corporation, National City Bank, Cleveland and Nordson Corporation.
- --------------------------------------------------------------------------------

ROBERT M. MCINNES                                Of Counsel, Arter & Hadden (law firm)
  Director since 1977
  Member -- Audit Committee, Organization
     and Compensation Committee and
     Finance Committee
Age -- 63

Mr. McInnes has been Of Counsel to the law firm of Arter & Hadden during the past five years. Prior to that time he was Group Executive Vice President of Cleveland-Cliffs Inc. He had also served as President and Chief Executive
Officer of Pickands Mather & Co., which became a wholly-owned subsidiary of Cleveland-Cliffs Inc. in December 1986.
- --------------------------------------------------------------------------------

HENRY G. PIPER                                   Retired President and Chief Executive Officer
  Director since 1967                            of the Company
  Member -- Nominating Committee
     and Pension Review Committee
Age -- 71

Mr. Piper served as President, Chairman of the Board and Chief Executive Officer of the Company until his retirement from the Company on December 31, 1988. Mr. Piper resumed employment with the Company as President and Chief Executive
Officer on January 23, 1990. Mr. Piper resigned from his positions effective upon the election of Mr. Harnett as Chairman of the Board, President and Chief Executive Officer on January 22, 1991. He remained an employee of the Company until April 30, 1991. He is a Director of First Union Management Inc.
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

      DIRECTORS WHOSE TERMS END IN 1996                       CURRENT EMPLOYMENT

- --------------------------------------------------------------------------------

ALBERT C. BERSTICKER                             President and Chief Executive Officer, Ferro
  Director since 1993                            Corporation (specialty materials)
  Member -- Organization and
     Compensation Committee and
     Pension Review Committee
Age -- 59

Mr. Bersticker was elected Chief Executive Officer of Ferro Corporation in 1991. He has been its President during the past five years. Mr. Bersticker is a director of Ferro Corporation, Centerior Energy Corporation, Key Bancshares Inc. and Oglebay Norton Company.
- --------------------------------------------------------------------------------

DR. CHARLES F. BRUSH, III                        Personal investments
  Director since 1958
  Member -- Finance Committee,
     Nominating Committee and
     Organization and Compensation
     Committee
Age -- 70

There has been no change in Dr. Brush's occupation during the past five years.
- --------------------------------------------------------------------------------

CLARK G. WAITE                                   Senior Vice President-Finance and
  Director since 1978                            Administration, Chief Financial Officer and
Age -- 61                                        Secretary of the Company

Mr. Waite was elected Senior Vice President-Finance and Administration in October 1991. He was elected Chief Financial Officer in September 1987 and served as Vice President, Finance from September 1976 until his election as Senior Vice President in September 1989. Mr. Waite was elected Secretary effective January 1, 1988. He was Treasurer from December 31, 1987 to April 24, 1990.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

      DIRECTORS WHOSE TERMS END IN 1995                       CURRENT EMPLOYMENT

- --------------------------------------------------------------------------------

FRANK B. CARR                                    Managing Director, Corporate Finance,
  Director since 1970                            McDonald & Company Securities, Inc.
  Member -- Audit Committee,                     (investment banking and securities brokerage
     Finance Committee and                       firm)
     Nominating Committee
Age -- 66

Mr. Carr has been a Managing Director, Corporate Finance of McDonald & Company Securities, Inc. during the past five years. He is a director of Invacare Corporation and Preformed Line Products Company.

- --------------------------------------------------------------------------------

JULIEN L. MCCALL                                 Retired Chairman and Chief Executive
  Director since 1986                            Officer, National City Corporation
  Member -- Finance Committee and                (bank holding company)
     Pension Review Committee
Age -- 72

Mr. McCall was Chairman and Chief Executive Officer of National City Corporation from December 1980 until his retirement in May 1986. He is a director of Acme Metals, Inc. and R B & W Corporation.
- --------------------------------------------------------------------------------

      DIRECTORS WHOSE TERMS END IN 1995                       CURRENT EMPLOYMENT

- --------------------------------------------------------------------------------

GERALD C. MCDONOUGH                              Retired Chairman and Chief Executive Officer,
  Director since 1983                            Leaseway Transportation Corp. (trucking,
  Member -- Finance Committee,                   leasing and distribution services company)
     Nominating Committee and
     Organization and
     Compensation Committee
Age -- 65

Mr. McDonough was Chairman and Chief Executive Officer of Leaseway Transportation Corp. until his retirement in 1988. He is a director of Acme-Cleveland Corporation, Associated Estates Realty Corporation, Commercial InterTech Corp., York International Corp. and is also a Trustee of the Fidelity Funds.

- --------------------------------------------------------------------------------

JOHN SHERWIN, JR.                                President, Mid-Continent Ventures, Inc.
  Director since 1981                            (venture capital company)
  Member -- Audit Committee and
     Pension Review Committee
Age -- 55

Mr. Sherwin has been President of Mid-Continent Ventures, Inc. during the past five years.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors maintains, among other committees, an Audit Committee, Finance Committee, Nominating Committee, Organization and Compensation Committee and Pension Review Committee, the members of which are identified in the above table.

     The Audit Committee held three meetings in 1993. Its principal functions include the engagement of independent auditors or recommending action by the full Board of Directors with respect thereto; reviewing the scope and results of the audit and any non-audit services performed by such auditors; reviewing the adequacy of the Company's internal auditing, accounting and financial controls; and reviewing with independent auditors their report and opinion upon completion of their audit, including a review of any significant transactions not in the ordinary course of business and compliance with Company policies and codes of conduct.

     The Finance Committee held four meetings during 1993. Its principal functions include monitoring and making recommendations to the Board of Directors regarding debt, capital structure, dividend policy and shareholder relations.

     The Nominating Committee held three meetings in 1993. Its functions include evaluation of candidates for Board membership (including any nominations of qualified candidates submitted in writing by security holders to the Secretary of the Company) and recommendations to the full Board of Directors of candidates to fill executive vacancies that arise from time to time.

     The Organization and Compensation Committee held three meetings in 1993. Its principal functions include reviewing executive compensation, taking action where appropriate or making recommendations to the full Board of Directors with respect thereto, recommending the adoption of executive benefit plans, granting stock options and stock appreciation rights, and recommending action on matters relating to management succession and changes in organizational structure.

     The Pension Review Committee held two meetings during 1993. Its principal function is reviewing the investment of pension funds and the investment elections available to participants in the Savings and Investment Plan.

     The Board of Directors held nine meetings during 1993. All of the directors attended at least 75% of the total meetings held by the Board of Directors and by the Committees on which they served during 1993.

DIRECTOR COMPENSATION

     Each director who is not an officer of the Company receives fees of $16,500 for each calendar year plus $1,000 for attending each meeting of the Board of Directors and each meeting of a Committee thereof. The Chairman of each Committee (if not an officer) receives an additional $1,000 on an annual basis.

     The Deferred Compensation Plan for Nonemployee Directors was approved by shareholders in 1992. The Plan provides each nonemployee director the opportunity to defer receipt of all or a portion of the compensation payable for his services as a director. The Company, in turn, transfers an amount equal to the reduction in compensation to a trust, which amounts are invested, at the director's discretion, in the Company's Common Stock or in accordance with the Company's investment policy.

     The Company established a Stock Option Plan for Non-Employee Directors in 1990. The Plan authorizes a one-time grant of a non-qualified option to purchase shares of Common Stock to each non-employee director who has never been an employee of the Company. Eight directors each received a grant on April 25, 1990 for 5,000 shares of the Company's Common Stock at an exercise price of $22.81. One director received a grant on April 27, 1993 for 5,000 shares of the Company's Common Stock at an exercise price of $11.81. The option price of each option granted under the Plan is equal to the mean market price of the Common Stock on the date of grant. Each option becomes exercisable six months after the date of grant and expires ten years after the date of grant, subject to earlier termination in the event of termination of service on the Board or disability. The Plan also provides for one-time grants for up to three future directors upon their election or appointment to the Board.

     The Company's Directors Retirement Plan provides that a non-officer director, upon reaching age 65 and who shall thereafter die or retire from the Board and shall have served as a director for a minimum of seven years or attained the age of 70, shall receive for the number of years equal to his non-employee service, but not exceeding 15 years, after the date of his death or retirement, annual compensation in an amount equal to the rate of the annual retainer, including any Committee chairmanship, for non-officer directors in effect on the date of such death or retirement. Such amount shall be paid quarterly or, at the director's election and subsequent approval by the Organization and Compensation Committee, or in the event of death, in a lump sum equivalent to the present value of the unpaid quarterly payments using the Pension Benefit Guaranty Corporation interest rate in effect for determining lump sum benefits under the Brush Wellman Inc. Salaried Pension Plan. The Plan was amended in February 1993 to change the interest rate used for determining lump sum payments from 10% to the interest rate as described in the immediately preceding sentence. Directors, except those having reached age 65 before December 31, 1988, shall retire at the end of the year in which they reach their seventieth birthday.

              COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     The following table sets forth information regarding ownership of the Company's Common Stock as of January 31, 1994 by Directors, each of the named Executive Officers, all Directors and Executive Officers as a group and certain other persons owning more than 5% of the Company's Common Stock. Unless otherwise indicated, persons named below held sole voting power and investment power with respect to their shares of the Company's Common Stock.

                                       SHARES OF COMMON STOCK         PERCENT OF COMMON STOCK
         NON-OFFICER DIRECTORS         BENEFICIALLY OWNED(1)            BENEFICIALLY OWNED
    --------------------------------   ----------------------         -----------------------
    Albert C. Bersticker............              5,500(2)                  *
    Dr. Charles F. Brush, III.......            331,136(2)(3)                   2.0
    Frank B. Carr...................              7,000(2)                  *
    William P. Madar................             10,689(2)                  *
    Julien L. McCall................              5,500(2)                  *
    Gerald C. McDonough.............             21,807(2)(4)               *
    Robert M. McInnes...............              9,100(2)                  *
    Henry G. Piper..................            152,069(2)(5)               *
    John Sherwin, Jr................             33,188(2)(6)               *
    EXECUTIVE OFFICERS
    Gordon D. Harnett...............            157,478(2)                  *
    Clark G. Waite..................            167,709(2)(7)                   1.0
    Stephen Freeman.................              2,568(2)                  *
    Craig B. Harlan.................             94,323(2)                  *
    Andrew J. Sandor................             71,261(2)                  *
    All Directors and Executive
      Officers as a group (17
      persons)......................          1,186,232(8)                      7.1
    OTHER PERSONS
    State of Wisconsin Investment
      Board
      P.O. Box 7842
      Madison, Wisconsin............          1,247,800(9)                     7.8%
    Trimark Investment Management
      Inc.
      40 King Street West 5200
      Toronto, Ontario, Canada......          1,304,000(10)                    8.1%

- ---------

* Less than 1% of Common Stock.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

 (1) Reported in accordance with the beneficial ownership rules of the Securities and Exchange Commission (the "Commission"), under which a person is deemed to be the beneficial owner of a security, for these purposes, if he has or shares voting power or investment power in respect of such security or has the right to acquire such security within 60 days. The shares shown include shares credited to the account of each executive officer under the Company's Savings and Investment Plan. Society National Bank, Cleveland, Ohio, the Trustee for the Brush Wellman Inc. Savings and Investment Plan, holds in trust for the participants 830,713 shares, or 5.2% of the outstanding Common Stock of the Company. All participants in the Savings and Investment Plan share voting power with the Trustee of the Plan with respect to the shares credited to their accounts. The shares shown in the table do not purport to represent beneficial ownership for any purpose other than compliance with the Commission's reporting requirements.

 (2) Includes shares covered by outstanding options exercisable within 60 days, as follows: Mr. Piper, 140,900; Mr. Harnett, 155,000; Mr. Waite, 117,000; Mr. Harlan, 91,700; Mr. Sandor, 69,000; Mr. Freeman, 2,400; and 5,000 for each of Messrs. Bersticker, Brush, Carr, Madar, McCall, McDonough, McInnes and Sherwin.

 (3) Includes 3,000 shares owned by Dr. Brush's wife of which Dr. Brush disclaims ownership.

 (4) Includes 1,000 shares owned by Mr. McDonough's wife of which Mr. McDonough disclaims ownership.

 (5) Includes 400 shares owned by Mr. Piper's minor child of which Mr. Piper disclaims ownership.

 (6) Includes 10,000 shares owned by Sherwick Fund (Charitable Foundation) of which Mr. Sherwin is the President, and 10,393 shares owned by his wife and children. Mr. Sherwin disclaims ownership of these shares.

 (7) Includes 11,478 shares owned by Mr. Waite's wife of which Mr. Waite disclaims ownership.

 (8) Includes 726,440 shares subject to outstanding options held by officers and directors and exercisable within 60 days.

 (9) Information regarding share ownership was obtained from Amendment No. 4 to
     Schedule 13G filed with the Commission on February 8, 1994.

(10) Information regarding share ownership was obtained from Amendment No. 2 to
     Schedule 13G filed with the Commission on February 12, 1993.

                         EXECUTIVE OFFICER COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table sets forth total annual compensation earned during the Company's last three years by the Chief Executive Officer and by the four most highly compensated executive officers other than the Chief Executive Officer.

                                                               LONG-TERM
                                                              COMPENSATION
                  ANNUAL COMPENSATION(1)                      ------------
- -----------------------------------------------------------    AWARDS(2)
          NAME AND                                             SECURITIES
          PRINCIPAL                                            UNDERLYING        ALL OTHER
          POSITION             YEAR    SALARY($)   BONUS($)    OPTIONS(#)    COMPENSATION($)(3)
- -----------------------------  -----   --------    --------   ------------   ------------------
Gordon D. Harnett               1993    315,000(4)        0       30,000           18,615(4)
Chairman of the                 1992    311,250     307,500       40,000            7,088
Board, President and            1991    283,333     150,000      115,000              -0-
Chief Executive Officer
Clark G. Waite                  1993    167,600           0       15,000            6,914
Senior Vice President           1992    166,450      83,800       15,000            5,894
Finance and Administration,     1991    161,333      30,000        7,500            4,825
Chief Financial
Officer and Secretary
Craig B. Harlan                 1993    165,600           0       10,000            6,694
Vice President Business         1992    163,300      57,540       15,000            5,379
Development                     1991    156,833      16,000        7,500            5,905
Stephen Freeman(5)              1993    142,104           0       15,000            2,142
Vice President                  1992        N/A         N/A          N/A              N/A
Sales and Marketing             1991        N/A         N/A          N/A              N/A
Andrew J. Sandor                1993    131,850           0       15,000            5,316
Vice President                  1992    128,450      45,360       15,000            4,333
Operations                      1991    123,333      16,000        7,500            4,900

- ---------------

(1) No compensation was paid to any of the executive officers that requires disclosure as "Other Annual Compensation."

(2) There were no restricted stock awards to any of the executive officers for any of the years listed.

(3) Represents Company matching contributions to the Brush Wellman Inc. Savings and Investment Plan.

(4) Salary for 1993 includes $16,169 deferred compensation and all other compensation includes $11,809 Company matching contributions pursuant to the Brush Wellman Inc. Supplemental Retirement Benefit Plan.

(5) Mr. Freeman became an executive officer on August 3, 1993.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information on option grants during 1993 to the executive officers included in the Summary Compensation Table. There was one grant of options to each of the named executive officers during the year. All options listed in the table become exercisable June 19, 1994, six months from date of grant.

                             INDIVIDUAL GRANTS
- ---------------------------------------------------------------------------
                                      % OF TOTAL                               POTENTIAL REALIZABLE VALUE AT
                          (#) OF        OPTIONS                                ASSUMED ANNUAL RATES OF STOCK
                        SECURITIES    GRANTED TO     EXERCISE                  PRICE APPRECIATION FOR OPTION
                        UNDERLYING     EMPLOYEES     OR BASE                                TERM
                         OPTIONS       IN FISCAL      PRICE      EXPIRATION    ------------------------------
        NAME             GRANTED         YEAR         ($/SH)        DATE       0% ($)     5% ($)     10% ($)
- ---------------------   ----------    -----------    --------    ----------    ------    --------    --------
Gordon D. Harnett
Chairman of the
Board, President and
Chief Executive
Officer                   30,000         11.92        $13.56       12/19/03    $  -0-    $225,835    $648,335
Clark G. Waite
Senior Vice President
Finance and
Administration, Chief
  Financial Officer
and Secretary             15,000          5.96        $13.56       12/19/03    $  -0-    $127,918    $324,168
Craig B. Harlan
Vice President
Business
Development               10,000          3.97        $13.56       12/19/03    $  -0-    $ 85,280    $216,110
Stephen Freeman
Vice President Sales
and Marketing             15,000          5.96        $13.56       12/19/03    $  -0-    $127,918    $324,168
Andrew J. Sandor
Vice President
Operations                15,000          5.96        $13.56       12/19/03    $  -0-    $127,918    $324,168

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     The following table provides information concerning unexercised stock options held by the executive officers included in the Summary Compensation Table and the value of such officers' unexercised options at December 31, 1993. No stock options were exercised by such officers during 1993.

                                                    NUMBER OF
                                              SECURITIES UNDERLYING       VALUE OF UNEXERCISED IN-
                                             UNEXERCISED OPTIONS AT         THE-MONEY OPTIONS AT
                                              DECEMBER 31, 1993(#)          DECEMBER 31, 1993($)
                                                  EXERCISABLE/                  EXERCISABLE/
                  NAME                            UNEXERCISABLE                 UNEXERCISABLE
- ----------------------------------------    -------------------------     -------------------------
Gordon D. Harnett                                    155,000/                      $33,750/
Chairman of the Board,                                30,000                       $20,700
President and
Chief Executive Officer
Clark G. Waite                                       117,000/                      $13,500/
Senior Vice President                                 15,000                       $10,350
Finance and Administration,
Chief Financial Officer and Secretary
Craig B. Harlan                                       91,700/                      $16,875/
Vice President                                        10,000                       $ 6,900
Business Development
Stephen Freeman                                        2,400/                      $     0/
Vice President Sales                                  18,600                       $10,350
and Marketing
Andrew J. Sandor                                      69,000/                      $16,875/
Vice President Operations                             15,000                       $10,350

              REPORT OF ORGANIZATION AND COMPENSATION COMMITTEE ON
                             EXECUTIVE COMPENSATION

     The Organization and Compensation Committee of the Board of Directors (the "Committee") is composed entirely of nonemployee directors. The Committee is responsible for developing and making policy recommendations to the Board with respect to the Company's executive compensation. In addition, the Committee, pursuant to authority delegated by the Board, determines on an annual basis the compensation to be paid to the Chief Executive Officer (the "CEO") and each of the other executive officers of the Company.

  COMPENSATION PHILOSOPHY -- PAY FOR PERFORMANCE

     The Committee's compensation philosophy is to recognize superior results with superior monetary rewards. Where results are below expectations, pay will directly reflect the less-than-targeted performance.

  TOTAL COMPENSATION STRATEGY

     The executive compensation strategy is to attract and retain qualified executives and to provide appropriate incentives to achieve the long-term success of the Company and to enhance shareholder value over the long term. The Company employs a total compensation strategy, taking into consideration base pay, performance compensation, and long-term incentives (stock options). Base salary is generally established at moderately competitive levels, and greater weight is put on the performance-driven portions of the compensation package.

  BASE SALARY

     Base salary ranges have been aligned with market medians (50th percentile) for comparable positions in the marketplace, and the average base salary for all positions in each range is, also, near this median. The market medians are from a group of comparably sized companies from the metals and general industry, and because the Company competes for talent on a broader basis, this group is broader than the Dow Jones Non-Ferrous U.S. Metals Index used on the performance graph. The analysis was conducted by a consulting firm which used a variety of published and proprietary surveys. In 1993, average base salary increases were limited to approximately one half of generally published average market increases and no base salary increases were made to the CEO or the Chief Financial Officer (the "CFO").

  PERFORMANCE COMPENSATION

     A Management Performance Compensation Plan (the "Plan") provides for annual single-sum cash payments that are based on achieving pre-established financial objectives. There are two separate financial measures which are established by the Committee on an annual basis. Each financial measure has a minimum and maximum value. Plan awards for executive officers as a percentage of base salary are based in part on achieving an annual earnings objective and in part on achieving a return on invested capital objective that exceeds the three-year trailing median of Standard & Poor's "A" rated industrial companies. If either earnings or return on invested capital is at or below minimum, no related performance compensation is earned for that particular objective. The CEO is a participant in the Plan, and annual performance compensation is based on the above specific factors that relate solely to the financial performance of the Company. The percentage of base salary available for performance compensation varies according to the level of performance achieved and the level of the individual's responsibility. The CEO and CFO can attain 52% of base pay for achieving the earnings target and 50% of base pay for achieving the return on invested capital target. Likewise, the other executive officers can attain 37% and 35% respectively. In 1993, neither the CEO nor any other executive officer received performance compensation under the Plan because the Company's financial performance fell short of the minimum performance objectives.

  LONG-TERM INCENTIVES

     Long-term incentives are provided through the grant of options to purchase stock under option plans approved by shareholders. In 1993 a total of 113 management employees were awarded options.

     The Company has a performance management process which establishes personal and team objectives at the start of each year and a review of progress toward those objectives at year end. Option awards in 1993 were based on individual performance reviews and the optionee's potential impact on the success of the Company. The Committee decided on the option amounts for the CEO and executive officers based upon the Committee's judgment of their individual performance and also taking into account the level of option awards made to both individuals and in the aggregate during prior periods. The overall number of option shares granted was approximately 1.5% of total shares outstanding, consistent with average grants over the past several years.

     The Company has a Stock Appreciation Rights (SAR) Plan that was approved by shareholders in 1977. Under the Plan, SAR's may be granted only in tandem with stock options and the underlying option must be surrendered if and when the SAR is exercised. The SAR Plan was originally designed to provide liquidity to the executive for taxes due upon exercise of options when SEC rules prohibited immediate resale by insiders. No SAR's have been issued since 1988.

  1993 TAX ACT

     The $1 million limitation of deductibility for executive compensation imposed by the 1993 Tax Act has no immediate applicability to the Company. The Committee's general philosophy will be to "qualify" future long-term incentive plans for tax deductibility wherever appropriate, recognizing that, under certain circumstances, the limit may be exceeded.

The foregoing report has been furnished by the Committee.
                                            William P. Madar (Chairman)
                                            Albert C. Bersticker
                                            Charles F. Brush, III
                                            Gerald C. McDonough
                                            Robert M. McInnes

CUMULATIVE TOTAL SHAREHOLDER RETURN

     The following graph sets forth the five-year cumulative total shareholder return on the Company's Common Stock as compared to the cumulative total return for the same period of the S&P 500 Index and the Dow Jones Non-Ferrous U.S. Metals Index. The Company is a member of the Dow Jones Non-Ferrous U.S. Metals Index.

                     COMPARISON OF FIVE YEAR TOTAL RETURN*

                                                                    DJ NON-
      MEASUREMENT PERIOD          BRUSH WELL-                    FERROUS U.S.
    (FISCAL YEAR COVERED)          MAN INC.         S&P 500         METALS
1988                                       100             100             100
1989                                        81             132             117
1990                                        55             128             101
1991                                        55             166             106
1992                                        64             179             119
1993                                        60             197             118

* Assumes that the value of the Common Stock of Brush Wellman Inc. and each index was $100 on December 31, 1988 and that all dividends were reinvested.

PENSION AND RETIREMENT BENEFITS

     The Company's Pension Plan for Salaried Employees is a defined benefit plan. The following table shows the estimated annual pension benefits under the Salaried Pension Plan as well as benefits provided under the Company's Supplemental Retirement Benefit Plan to the extent that they supplement benefits provided under the Salaried Pension Plan, which would be payable, without reduction for any optional form of payment, to employees in various compensation classifications upon retirement in 1993 at age 65 after selected periods of service:

FINAL AVERAGE                            YEARS OF SERVICE AT AGE 65
 ANNUAL PAY       -------------------------------------------------------------------------
  AT AGE 65       10 YEARS     15 YEARS     20 YEARS     25 YEARS     30 YEARS     35 YEARS
- -------------     --------     --------     --------     --------     --------     --------
  $ 150,000       $ 30,000     $ 45,000     $ 52,500     $ 60,000     $ 67,500     $ 75,000
    200,000         40,000       60,000       70,000       80,000       90,000      100,000
    300,000         60,000       90,000      105,000      120,000      135,000      150,000
    400,000         80,000      120,000      140,000      160,000      180,000      200,000
    500,000        100,000      150,000      175,000      200,000      225,000      250,000
    600,000        120,000      180,000      210,000      240,000      270,000      300,000
    700,000        140,000      210,000      245,000      280,000      315,000      350,000
    800,000        160,000      240,000      280,000      320,000      360,000      400,000
    900,000        180,000      270,000      315,000      360,000      405,000      450,000

     The compensation covered by the Salaried Pension Plan and Supplemental Retirement Benefit Plan is regular base salary, sales commissions, and performance compensation. The compensation covered by the Salaried Pension Plan and Supplemental Retirement Benefit Plan is the same as the amounts shown in the salary and bonus columns of the Summary Compensation Table on page 8. Credited service for pension benefit purposes for Messrs. Harnett, Waite, Harlan, Sandor and Freeman is 17, 33, 17, 32 and 1 years, respectively. The Supplemental Retirement Benefit Plan adds 14 years to Mr. Harnett's Brush Wellman Inc. pension service. The amounts shown in the above table are computed on the basis of a straight-life annuity (for the employee's life only) and are shown without reduction for Social Security benefits or other offset amounts. The benefits shown in the above table are subject to reductions based on Social Security benefit amounts and, in the case of Mr. Harnett, for certain pension benefits from previous employers.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with certain senior executives, including all of the executive officers named in the Summary Compensation Table on page 7. These agreements provide certain benefits to the senior executives in the event there is a change in control of the Company. The material aspects of the employment agreements are summarized below.

     In general, a change in control of the Company is deemed to have occurred whenever:

          (i) the Board of Directors fails to include a majority of Directors who are either "Original Directors" (those in office on February 20, 1989) or "Approved Directors" (those who, after February 20, 1989, are elected, or are nominated for election by the shareholders, by a vote of at least two-thirds of the Original Directors and the Approved Directors, if any);

          (ii) any "person" (as defined in Section 1701.01(G) of the Ohio General Corporation Law) shall have accumulated shares exceeding specified threshold levels (one-fifth, one-third or a majority) of the Company's voting power without first having obtained the shareholder approval required by, and otherwise complied with, the Ohio Control Share Acquisition Act (principally Section 1701.831 of the Ohio General Corporation Law); or

          (iii) the Board of Directors determines in good faith that (a) any particular actual or proposed accumulation of Company shares, tender offer, merger, consolidation, sale of assets, proxy contest or other event or series of events will, or is likely to, if carried out, result in a situation specified in (i) or (ii) above and (b) it is in the best interests of the Company and its shareholders, and will serve the intended purposes of the agreements, if the agreements thereupon become immediately operative.

In the event of such a change in control, each executive will (if then an employee of the Company) remain employed in substantially his then position for four years or, if earlier, until the first to occur of the death of the executive or his reaching age 65 (the "Window Period"). During the Window Period, he will receive an annual amount at least equal to his salary rate in effect at the beginning of the Window Period (or, if higher, his salary rate at any time during the two full calendar years immediately preceding the change in control) plus the highest incentive compensation award received by him in any of the prior three years. In addition, he is entitled during the Window Period to continue to participate in all Company benefit plans in which he was participating and to receive all perquisites which were available to him (or to other benefits and perquisites at the same level as those he enjoyed) at the time of the change in control.

     After a change in control, the executive may be terminated by the Company for "cause" (the commission of a felony). If he is terminated without cause, or if he terminates for any of the specified reasons described below, he will be entitled to receive in a lump sum payment the present value of the remaining aggregate direct remuneration (salary and incentive compensation) which would otherwise have been paid to him for the remainder of the Window Period. The Company is obligated to secure these payments through a trust to be funded at or prior to the time of any change in control. The executive will also be entitled in such a case to the continuation of benefits and perquisites. The agreements include procedures intended to provide that none of the foregoing will constitute "parachute payments" under Section 280G of the Internal Revenue Code of 1986, as amended. In general, tax penalties would be imposed on the executive and the Company if any of the foregoing were determined to constitute parachute payments. The executive may terminate employment with the Company and still be entitled to receive the payments specified above in the event of: (a) his good faith determination that, due to changed circumstances significantly affecting his position with the Company, he is unable to carry out his duties and responsibilities; (b) any reduction in compensation or any substantial reduction in position; or (c) any requirement that he have as his principal office any place more than 50 miles from his principal residence at the time of the change in control.

     If the executive is terminated without cause, or if the executive terminates for any of the reasons specified above, he is, in general, obligated for a period of two years (or, if less, the balance of the Window Period) to use reasonable efforts to seek other comparable employment. He is also generally obligated to pay over to the Company 50% of all employment income from other employers earned by him during that time and is subject for the same time to specified prohibitions on competition.

     The Company is obligated to pay all attorneys' and related fees and expenses incurred by an executive as a result of the Company's failure to perform its obligations under his agreement or as a result of specified challenges to the validity or enforceability of, or the executive's performance under, such agreement. This obligation of the Company must be secured by insurance or as the Board of Directors otherwise determines.

     In determining whether the Window Period commences, the agreements continue for five years. They will thereafter continue for successive two year increments unless either the Company or the executive gives a specified notice to the other.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. McInnes, a director of the Company, is a member of the Organization and Compensation Committee and is Of Counsel to the law firm of Arter & Hadden. The Company has retained Arter & Hadden as bond counsel and Company counsel for the refunding of certain of the Company's Industrial Revenue Bonds.

RELATED PARTY TRANSACTIONS

     The Company has retained McDonald & Company Securities, Inc. as co-agent with respect to a $75 million Medium-Term Note program. Mr. Carr, a director of the Company, is Managing Director, Corporate Finance of McDonald & Company Securities, Inc. The Company also retained the law firm of Arter & Hadden as bond counsel and Company counsel for the refunding of certain of the Company's Industrial Revenue Bonds. Mr. McInnes, a director of the Company, is Of Counsel to Arter & Hadden.

                            APPOINTMENT OF AUDITORS

     The Board of Directors recommends ratification and approval of the appointment of Ernst & Young, independent auditors, to audit the books and accounts of the Company for the year 1994. This proposal will be approved if a majority of the votes cast on this proposal at the annual meeting are in favor of the proposal.

     It is expected that a representative of Ernst & Young will attend the meeting, with the opportunity to make a statement if he so desires and will be available to answer appropriate questions.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

                      SUBMISSION OF SHAREHOLDER PROPOSALS

     Proposals of shareholders intended to be presented at the annual meeting of shareholders in 1995 must be received by the Company at 17876 St. Clair Avenue, Cleveland, Ohio, 44110, Attention: Secretary for inclusion in the Company's proxy statement and form of proxy for that meeting not later than November 3, 1994.

                                    GENERAL

     The Company does not know of any matters to be brought before the meeting except as indicated in the notice. However, if any other matters properly come before the meeting for action, it is intended that the person authorized under solicited proxies may vote or act thereon in accordance with his own judgment.

By order of the Board of Directors.

                                                     BRUSH WELLMAN INC.

                                                       CLARK G. WAITE
                                                         Secretary

Cleveland, Ohio
March 11, 1994

                                 BRUSH WELLMAN INC.

                    SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
    P

    R The undersigned appoints Gordon D. Harnett, or if he is unable or unwilling to act, then Clark G. Waite, with full power of
    O    substitution, to vote and act for and in the name of the
         undersigned as fully as the undersigned could vote and act if
    X    personally present at the annual meeting of shareholders
         of Brush Wellman Inc. to be held on May 3, 1994 and at any
    Y    adjournment or postponement thereof:


            Election of Directors, Nominees:                               (change of address)

            Gordon D. Harnett, William P. Madar, Robert M. McInnes and     ________________________________

            Henry G. Piper.                                                ________________________________

                                                                           ________________________________

                                                                           ________________________________
                                                                           (If you have written in the above
                                                                           space, please mark the
                                                                           corresponding box on the reverse
                                                                           side of this card.)

    YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE
    APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                                                                 / SEE REVERSE /
                                                                 /     SIDE    /

  / X /   PLEASE MARK YOUR                                 SHARES IN YOUR NAME     REINVESTMENT SHARES
          VOTES AS IN THIS                                                                            |
          EXAMPLE.                                                                                    |
                                                                                                       -----------



                     FOR      WITHHELD                            FOR    AGAINT    ABSTAIN
1. Election of     /   /      /  /        2. Confirming the      /  /     /  /    /  /         3. In accordance with his judgment
   Directors                                 appointment of                                       upon any other matter properly
   (see reverse)                             Ernst & Young                                        presented.
                                             as independent
                                             auditors of the
For, except vote withheld from the           Company.
following nominee(s)
__________________________________                                                              THE SHARES REPRSENTED BY THIS PROXY
                                                                                                VOTED AS DIRECTED OR, IF DIRECTIONS
                                                                                                ARE NOT INDICATED, WILL BE VOTED
                                                                                                FOR THE ELECTION OF DIRECTORS AND
                                                                                                FOR ITEM 2.
                                                                          Change  /  /
                                                                            of
                                                                         Address

                                                                           Attend /  /          PLEASE SIGN, DATE AND RETURN YOUR
                                                                          Meeting               PROXY PROMPTLY IN THE ENCLOSED
                                                                                                ENVELOPE WHICH REUIRES NO POSTAGE



     SIGNATURE(S) __________________________________________________  DATE ____________

     SIGNATURE(S) __________________________________________________  DATE ____________

     NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.
           When signing as attorney, executor, administrator, trustee or guardian, please add your title as such.


                        CONFIDENTIAL VOTING INSTRUCTIONS

     TO: SOCIETY NATIONAL BANK, TRUSTEE UNDER THE BRUSH WELLMAN INC. PAYSOP

     Pursuant to section 6.8 of the Brush Wellman Inc. Savings and Investment Plan, the undersigned as a participant in the Plan hereby directs the Trustee to vote (in person or by proxy) all shares of Common Stock of Brush Wellman Inc. credited to the undersigned's PAYSOP Contribution Account under the Plan on the record date for the annual meeting of shareholders of Brush Wellman Inc. to be held on May 3, 1994 and at any adjournment or postponement thereof, on the following matters as checked below:

                  Election of Directors, Nominees:

                  Gordon D. Harnett,  William P. Madar, Robert M. McInnes and

                  Henry G. Piper.

     YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE
     APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY
     BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF
     DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES
     UNLESS YOU SIGN AND RETURN THIS CARD.
                                                               / SEE REVERSE /
                                                              /     SIDE     /

  / X /   PLEASE MARK YOUR
          VOTES AS IN THIS                                                                            |
          EXAMPLE.                                                                                    |
                                                                                                       -----------



                     FOR      WITHHELD                            FOR    AGAINT    ABSTAIN
1. Election of     /   /      /  /        2. Confirming the      /  /     /  /    /  /         3. In accordance with his judgment
   Directors                                 appointment of                                       upon any other matter properly
   (see reverse)                             Ernst & Young                                        presented.
                                             as independent
                                             auditors of the                                   PLEASE SIGN EXACTLY AS NAME APPEARS
For, except vote withheld from the           Company.                                          BELOW. THE TRUSTEE SHALL NOT VOTE
following nominee(s)                                                                                                    ---
__________________________________                                                             SHARES OF THE COMPANY FOR WHICH IT
                                                                                               DOES NOT RECIEVE INSTRUCTIONS.

                                                                                               THIS CONFIDENTIAL VOTING INSTRUCTIONS
                                                                                               CARD WILL BE SEEN ONLY BY AUTHORIZED
                                                                                               PERSONNEL OF THE TRUSTEE. THE SHARES
                                                                                               REPRESENTED BY THIS CARD WILL BE
                                                                                               VOTED AS DIRECTED, OR IF DIRECTIONS
                                                                                               ARE NOT INDICATED BUT THIS CARD IS
                                                                                               EXECUTED AND RETURNED, WILL BE VOTED
                                                                                               FOR THE ELECTION OF DIRECTORS AND FOR
                                                                                               ITEM 2.
                                                                          Change  /  /
                                                                            of
                                                                         Address

                                                                           Attend /  /          PLEASE SIGN, DATE AND RETURN YOUR
                                                                          Meeting               VOTING CARD PROMPTLY IN THE ENCLOSED
                                                                                                ENVELOPE WHICH REUIRES NO POSTAGE



     SIGNATURE __________________________________________________  DATE ____________

     NOTE: Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such.


                        CONFIDENTIAL VOTING INSTRUCTIONS

     TO: SOCIETY NATIONAL BANK, TRUSTEE UNDER THE BRUSH WELLMAN INC.
        SAVINGS AND INVESTMENT PLAN.

     Pursuant to section 6.8 of the Brush Wellman Inc. Savings and Investment Plan, the undersigned as a participant in the Plan hereby directs the Trustee to vote (in person or by proxy) all shares of Common Stock of Brush Wellman Inc. credited to the undersigned's account (other than shares credited under the PAYSOP Contribution Account) under the Plan on the record date for the annual meeting of shareholders of Brush Wellman Inc. to be held on May 3, 1994 and at any adjournment or postponement thereof, on the following matters as checked below:

                  Election of Directors, Nominees:

                  Gordon D. Harnett, William P. Madar, Robert M. McInnes and

                  Henry G. Piper.

     YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE
     APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY
     BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF
     DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES
     UNLESS YOU SIGN AND RETURN THIS CARD.
                                                               / SEE REVERSE/
                                                              /     SIDE   /

  / X /   PLEASE MARK YOUR
          VOTES AS IN THIS                                                                            |
          EXAMPLE.                                                                                    |
                                                                                                       -----------



                     FOR      WITHHELD                            FOR    AGAINT    ABSTAIN
1. Election of     /   /      /  /        2. Confirming the      /  /     /  /    /  /         3. In accordance with his judgment
   Directors                                 appointment of                                       upon any other matter properly
   (see reverse)                             Ernst & Young                                        presented.
                                             as independent
                                             auditors of the                                   PLEASE SIGN EXACTLY AS NAME APPEARS
For, except vote withheld from the           Company.                                          BELOW. THE TRUSTEE SHALL NOT VOTE
following nominee(s)                                                                                                    ---
__________________________________                                                             SHARES OF THE COMPANY FOR WHICH IT
                                                                                               DOES NOT RECIEVE INSTRUCTIONS IN THE
                                                                                               SAME PROPORTION AS SUCH SHARES FOR
                                                                                               WHICH IT RECEIVES VOTING INSTRCTKONS.

                                                                                               THIS CONFIDENTIAL VOTING INSTRUCTIONS
                                                                                               CARD WILL BE SEEN ONLY BY AUTHORIZED
                                                                                               PERSONNEL OF THE TRUSTEE. THE SHARES
                                                                                               REPRESENTED BY THIS CARD WILL BE
                                                                                               VOTED AS DIRECTED, OR IF DIRECTIONS
                                                                                               ARE NOT INDICATED BUT THIS CARD IS
                                                                                               EXECUTED AND RETURNED, WILL BE VOTED
                                                                                               FOR THE ELECTION OF DIRECTORS AND FOR
                                                                                               ITEM 2.
                                                                          Change  /  /
                                                                            of
                                                                         Address

                                                                           Attend /  /          PLEASE SIGN, DATE AND RETURN YOUR
                                                                          Meeting               VOTING CARD PROMPTLY IN THE ENCLOSED
                                                                                                ENVELOPE WHICH REUIRES NO POSTAGE



     SIGNATURE __________________________________________________  DATE ____________

     NOTE: Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such.
